Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS RECORD SALES FOR THE THIRD QUARTER OF FISCAL 2008

Union City, California - January 31, 2008 - ABAXIS, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fiscal quarter ended December 31, 2007.

Highlights for the third quarter of fiscal 2008 include:
•	Revenues of $25.7 million, up 17% over last year’s comparable quarter.
•	Medical market sales of $6.0 million, up 29% over last year’s comparable quarter.
•	Piccolo instrument sales of 238 units, up 45% over last year’s comparable quarter.
•	Veterinary hematology instrument sales of 301 units, up 44% over last year’s comparable quarter.
•	Veterinary reagent disc sales of $11.4 million, up 30% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of $14.3 million compared to $11.3 million in the same period last year, up 26% over last year’s comparable quarter.
•	Operating income of $4.4 million, up 24% over last year’s comparable quarter.
•	Net income of $3.2 million, up 15% over last year’s comparable quarter.
•	Diluted EPS: $0.14 versus $0.13 in the same period last year.
•	Cash, cash equivalents and short-term investments as of December 31, 2007 of $55.8 million, up 32% compared to December 31, 2006.

Quarterly Results: For the fiscal quarter ended December 31, 2007, Abaxis reported revenues of $25.7 million, as compared with revenues of $22.0 million for the comparable period last year, an increase of 17 percent. Instrument, reagent disc and hematology reagent revenues increased by an aggregate of $3.1 million, or 15 percent over the same period last year. The company reported net income of $3.2 million, compared to $2.8 million for the same period last year. The company’s effective tax rate in the quarter ended December 31, 2007 was 35 percent, compared to 31 percent for the same period last year. The company reported diluted net income per share of $0.14 (calculated based on 22,359,000 shares) in the third quarter of fiscal 2008, compared to $0.13 per share (calculated based on 21,939,000 shares) for the same period last year.

Nine-Month Results: For the nine-month period ended December 31, 2007, Abaxis reported revenues of $73.8 million, as compared with revenues of $63.4 million for the comparable period last year, an increase of 16 percent. Instrument, reagent disc and hematology reagent revenues increased by an aggregate of $9.3 million, or 16 percent over the same period last year. The company reported net income of $9.2 million, compared to $7.3 million for the same period last year. The company’s effective tax rate in both nine-month periods was 37 percent. The company reported diluted net income per share of $0.41 (calculated based on 22,208,000 shares), compared to $0.33 per share (calculated based on 21,871,000 shares) for the same period last year.

Other Reported Information: Reagent disc and hematology reagent revenues for the third quarter of fiscal 2008 were $15.3 million, up 25 percent over the $12.2 million reported in the same period last year. During the quarter, the company sold a total of 1,212,000 medical and veterinary reagent discs, an increase of 21 percent compared to a total of 1,005,000 medical and veterinary reagent discs sold during the same period last year. Total sales in the medical market for the third quarter of fiscal 2008 were $6.0 million, an increase of 29 percent over last year’s comparable quarter. Medical sales in North America, excluding sales to the U.S. government, during the third quarter of fiscal 2008 were $4.2 million, an increase of 25 percent over last year’s comparable quarter. Total sales in the veterinary market for the third quarter of fiscal 2008 were $18.1 million, up 11 percent over last year’s comparable quarter. Additionally, veterinary reagent disc sales for the third quarter of fiscal 2008 were $11.4 million, an increase of 30 percent compared to the same period last year. The company ended the quarter with $55.8 million in cash, cash equivalents and short-term investments.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “We are pleased with the results of our third quarter and the nine-month period. The results of the quarter represent the 21st consecutive quarter of profitability. We are achieving real traction in the medical market and we are dedicated to providing the highest level of customer service to our end-user clients. We are particularly pleased with the continued success of our distribution partners in placing 191 Piccolo instruments throughout the medical industry during the quarter compared to 94 in the comparable quarter last year.”

“Reagent disc unit sales growth of 21% for the quarter of our combined veterinary and medical reagent discs versus the comparable quarter last year is also gratifying. This marks the sixth consecutive quarter of disc sales exceeding one million units. We are also gratified with the granting of waived status under CLIA regulations for many of our medical reagent discs. The nine CLIA-waived panels now on the Abaxis menu represents more than 90% of all general chemistries ordered in the United States. Our products provide a wider segment of the medical profession to conduct comprehensive health screenings at the point of care. We believe that the timeliness of achieving lab-accurate results at the point-of-care will result in more efficient care and better patient outcomes.”

Mr. Severson concluded, “Going forward, we believe that we are well positioned for continued growth. The financial condition of the company is very strong with a growing cash position of $55.8 million, no long-term debt and leading-edge technology. We believe that both the veterinary and medical segments have considerable growth opportunities in the future and we are committed to becoming the leading provider of point-of-care blood analysis systems. We know that there will be future challenges to overcome, but we believe we have the people, products and technology to meet our future goals.”

Conference Call

Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. ET on January 31, 2008. Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 32155678, through February 2, 2008. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share. This non-GAAP financial presentation is not a measurement of performance under GAAP in the United States of America. Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in our conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory and other risks detailed from time to time in Abaxis’ periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues	$25,690	$22,018	$73,813	$63,413
Cost of revenues	12,081	10,439	33,331	28,839
Gross profit	13,609	11,579	40,482	34,574

Operating expenses:
Research and development	1,629	1,495	5,104	4,731
Sales and marketing	6,056	5,302	17,666	15,306
General and administrative	1,571	1,262	4,760	4,232
Total operating expenses	9,256	8,059	27,530	24,269

Income from operations	4,353	3,520	12,952	10,305
Interest and other income (expense), net	552	491	1,580	1,194
Income before income taxes	4,905	4,011	14,532	11,499
Income tax provision	1,700	1,235	5,341	4,208
Net income	$3,205	$2,776	$9,191	$7,291

Net income per share:
Basic net income per share	$0.15	$0.13	$0.43	$0.35
Diluted net income per share	$0.14	$0.13	$0.41	$0.33

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	21,561	20,766	21,441	20,547
Weighted average common shares outstanding - diluted	22,359	21,939	22,208	21,871

ABAXIS, INC.
Condensed Balance Sheets
(Unaudited and in thousands)

	December 31,	March 31,
	2007	2007
Current assets:
Cash and cash equivalents	$11,792	$10,183
Short-term investments	43,966	35,028
Trade receivables, net	20,862	16,929
Inventories, net	18,020	14,813
Prepaid expenses	677	1,321
Net deferred tax asset - current	4,133	8,979
Total current assets	99,450	87,253
Property and equipment, net	13,982	12,662
Intangible assets, net	394	450
Other assets	19	38
Net deferred tax asset - non-current	2,469	2,312
Total assets	$116,314	$102,715

Current liabilities:
Accounts payable	$7,047	$6,505
Accrued payroll and related expenses	3,587	3,830
Other accrued liabilities	1,422	1,169
Deferred revenue	780	917
Warranty reserve	1,157	315
Total current liabilities	13,993	12,736

Non-current liabilities:
Deferred rent	320	391
Deferred revenue	1,210	1,244
Warranty reserve	496	532
Total non-current liabilities	2,026	2,167

Shareholders' equity:
Common stock	106,574	103,282
Accumulated deficit	(6,279)	(15,470)
Total shareholders' equity	100,295	87,812
Total liabilities and shareholders' equity	$116,314	$102,715

Non-GAAP Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	21,561	20,766	21,441	20,547
Weighted average common shares outstanding - diluted	22,359	21,939	22,208	21,871

Non-GAAP operating income per share - basic	$0.20	$0.17	$0.60	$0.50
Non-GAAP operating income per share - diluted	$0.19	$0.16	$0.58	$0.47

Revenues by Geographic Region
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
North America	$21,628	$18,221	$61,868	$52,652
International	4,062	3,797	11,945	10,761
Total revenues	$25,690	$22,018	$73,813	$63,413

Revenues by Customer Group
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Medical Market	$6,005	$4,656	$16,455	$12,506
Veterinary Market	18,073	16,312	52,498	47,013
Other	1,612	1,050	4,860	3,894
Total revenues	$25,690	$22,018	$73,813	$63,413